February 26, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DE 20549

Re:	AIG Life Insurance Company
	Variable Account II; Registration Number 33-90684

Gentlemen:

I am Assistant Secretary and Associate Counsel for AIG Life Insurance Company
 (the "Company"), a Delaware stock life insurance corporation. In connection with the offering of Variable Life Insurance Policies (the "Policies") of Variable Account II (the "Account"), a segregated investment account of the Company, I have examined such records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the Policies, the registration of which is made definite by the accompanying Rule 24f-2 Notice of the Account, were legally issued, fully paid and non-assessable by the Account to the extent set forth in the Account's prospectus forming part of its Registration Statement on Form S-6 filed under the Securities Act of 1933 as Registration Number 33-90684.

I hereby consent to the filing of this opinion with said Rule 24f-2 Notice.

Sincerely,

Kenneth D. Walma

Kenneth D. Walma
Assistant Secretary and Associate Counsel